UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 16, 2006

CARDINAL FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	0-24557	54-1874630
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

8270 Greensboro Drive, Suite 500
McLean, Virginia	22102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (703) 584-3400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐              Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐              Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐              Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐              Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02       Results of Operations and Financial Condition.

On October 19, 2006, the Registrant issued a press release reporting its financial results for the period ended September 30, 2006.  A copy of the press release is being furnished as an exhibit to this report and is incorporated by reference into this Item 2.02.

Item 2.06       Material Impairments.

On October 16, 2006, the Registrant concluded that the goodwill and certain other intangible assets related to its acquisition of Wilson/Bennett Capital Management, Inc. (“Wilson/Bennett”) in June 2005 were impaired as of September 30, 2006.  This determination was based upon the loss of certain significant clients and assets under management resulting from the retirement of Wilson/Bennett’s founder, Chief Executive Officer and President, John W. Fisher.  The other intangible assets related to Mr. Fisher’s employment agreement and customer relationships.  The Registrant recorded non-cash impairment losses totaling $2.9 million pretax, and $1.9 million after tax, in the quarter ended September 30, 2006.   The Registrant does not believe the impairment charge will result in any future cash expenditures.

Since Mr. Fisher’s retirement announcement, Wilson/Bennett has added experienced portfolio managers and professional sales staff to assist with cross-sell opportunities with the Registrant’s other divisions.  The Registrant continues to monitor the operations of Wilson/Bennett, its customer base and assets under management and any associated impact on the fair value of goodwill in the future.

Item 8.01       Other Events.

On October 18, 2006, the Registrant’s Board of Directors declared a cash dividend of $0.01 for each share of the Registrant’s common stock outstanding. The dividend is payable on November 15, 2006 to shareholders of record on October 27, 2006. Based on the current number of shares outstanding, the aggregate payment will be approximately $244,000.

Item 9.01       Financial Statements and Exhibits.

(d)         Exhibits.  The following exhibit is being furnished pursuant to Item 2.02 above.

Exhibit No.	Description

99.1	Press Release dated October 19, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARDINAL FINANCIAL CORPORATION
(Registrant)

Date: October 20, 2006	By:	/s/ Mark A. Wendel
Mark A. Wendel
Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated October 19, 2006.